Exhibit 99.2

The Board of Directors

Infrastructure and Energy Alternatives, Inc.

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 24, 2022, to the Board of Directors of Infrastructure and Energy Alternatives, Inc. (“IEA”) as Annex E to, and reference thereto under the headings “SUMMARY — Opinion of IEA’s Financial Advisor” and “TRANSACTION SUMMARY — Opinion of IEA’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving IEA and MasTec, Inc. (“MasTec”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of MasTec (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Gregory Hort

Name:	Gregory Hort
Title:	Managing Director

August 26, 2022